Exhibit 21.1

List of all subsidiaries of SYS

1.                  Polexis, Inc., a California corporation, doing business as Polexis

2.                  Shadow I, Inc., a California corporation, doing business as Antin or Antin Engineering, Inc.

3.                  Shadow II, Inc., a California corporation, doing business as Logic Innovations Inc.

4.                  Reality Based IT Services, Ltd., a Maryland corporation, doing business as RBIS.

5.                  Shadow IV, Inc., a Delaware corporation, doing business as Ai Metrix Inc.